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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

1)   Orasomal Technologies, Inc.

     Incorporated in the State of Delaware
     Does business as Orasomal Technologies, Inc.


2)   Wisconsin Genetics, Inc.

     Incorporated in the State of Delaware
     Does business as Wisconsin Genetics, Inc.